Teavana Holdings, Inc. Appoints Vice President of Marketing

Atlanta, Georgia - September 4, 2012 - Teavana Holdings, Inc. (NYSE: TEA) today announced the appointment of John Aylward as Vice President of Marketing, effective September 4, 2012. In this role, Mr. Aylward will develop and lead the Company's brand and marketing initiatives.

Most recently, Mr. Aylward served as Brand Director, Gap Europe. In addition to brand management positions in Europe, during his time at Gap Mr. Aylward also served as Director, Marketing Strategy in San Francisco. Prior to joining Gap in 2006, he was Senior Manager, Marketing and Communications with Sony Electronics, Inc. from 2003 to 2005. His prior employers include Bartle Bogle Hegarty (BBH) Advertising, St. Luke's Advertising, and Grey Advertising, Inc.

Andrew Mack, Chairman and CEO, stated, "We are extremely pleased to have John on board. Marketing is a largely untapped opportunity at Teavana and we look forward to developing our marketing capabilities to strengthen customer loyalty and attract new customers to the Teavana brand. John has significant experience leading marketing efforts with prominent retailers, as well as a strong brand management and advertising background, and we are excited to be building out our marketing function under his leadership."

John Aylward commented, "I could not be more excited to join Teavana and its team of passionate and dedicated employees. This is a brand that is synonymous with high quality tea and artisanal teawares, a unique and engaging store environment and an exceptionally high level of customer service. I believe there is significant potential to further strengthen the brand and existing customer relationships, as well as draw new customers to Teavana, and I look forward to working with the team to build strategic marketing, advertising and promotional programs in order to further drive sales and traffic."

About Teavana:

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise through 284 company-owned stores and on its website. Founded in 1997, the company offers new tea enthusiasts and tea connoisseurs alike its "Heaven of Tea" retail experience where passionate and knowledgeable "teaologists" engage and educate them about the ritual and enjoyment of tea. The company's mission is to establish Teavana as the most recognized and respected brand in the tea industry by expanding the culture of tea across the world. To support the tea culture globally, Teavana donates approximately 1% of annual net profits to the Cooperative for Assistance and Relief Everywhere, Inc., or "CARE," through its Teavana Equatrade program. For more information, visit www.teavana.com.

Teavana Investor Contact:

ICR, Inc.

Farah Soi / Joseph Teklits

203-682-8200

farah.soi@icrinc.com